Exhibit 99.2

SIMPLICITY ESPORTS AND GAMING COMPANY

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

May 31, 2018

	Historical
Assets	Simplicty Esports and Gaming Company	Simplicity Esports, LLC	Pro Forma Adjustments		Pro Forma Combined
Current assets:

Cash and cash equivalents	$458,063	$918,034			$1,376,097
Prepaid expenses	3,168	—			3,168

Total current assets	461,231	918,034			1,379,265

Other assets:

Goodwill	—	—	6,090,000	(a)	6,090,000
Cash held in Trust Account	52,895,652	—			52,895,652

Total other assets	52,895,652	—	6,090,000		58,985,652

Total assets	$53,356,883	$918,034	$6,090,000		$60,364,917

Liabilities and Stockholders’ Deficit
Current liabilities:
Loan payable - Related party	$81,618	$—			$81,618
Accrued expenses	63,579	—			63,579
Deferred legal fees	100,000	—			100,000

Total current liabilities	245,197	—	—		245,197

Long term liabilities:
Deferred underwriting fees	1,820,000	—			1,820,000

Total long term liabilities	1,820,000	—			1,820,000

Total liabilities	2,065,197	—	—		2,065,197

Commitments
Common stock subject to possible redemption, $0.0001 par value	46,291,685	—			46,291,685

Stockholders’ deficit:
Common stock, par value $.0001, 20,000,000 shares authorized, 2,252,743 shares issued and outstanding	225		300	(b)	525
Additional paid in capital	5,009,310	918,034	6,089,700	(b)	12,017,044
Accumulated deficit	(9,534)				(9,534)
Total shareholders ‘equity	5,000,001	918,034	6,090,000		12,008,035

Total liabilities and shareholders’ deficit	$53,356,883	$918,034	$6,090,000		$60,364,917

(a) Goodwill as a result of the acquisition. Goodwill is the excess of our purchase cost over the fair value of the net assets of acquiring Simplicity Esports, LLC. We do not amortize goodwill, but assess our goodwill for impairment at least annually. Goodwill was based on provisional information.

(b) The Company issued 3,000,000 resticted shares of common stock as consideration, which was valued at market at the date of the closing, fair value of $6,090,000

SIMPLICITY ESPORTS AND GAMING COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Historical
	Simplicty Esports and Gaming Company Year Ended May 31, 2018	Simplicity Esports, LLC for the Period from September 24, 2017 (inception) Through May 31, 2018	Pro Forma Adjustments		Pro Forma Combined

Revenue	$—	$—	$—		$—

Operating expenses:
General and administrative	530,564	274,424	—		804,988

Total cost and expenses	530,564	274,424	—		804,988

Other income (expenses):
Interest income	521,702	—	—		521,702

Total other income (expenses)	521,702	—	—		521,702

Loss before income taxes	(8,862)	(274,424)	—		(283,286)

Provision for income taxes	—				—

Net loss	$(8,862)	$(274,424)	$—		$(283,286)

Earnings per common share (basic and diluted)	(0.00)				(0.06)

Weighted average number of shares outstanding
(Basic and Diluted)	2,050,790		3,000,000	(1)	5,050,790

(1) This adjustment reflects the acquisition of Simpicity Esports, LLC, which resulted in the issuance of 3,000,000 resticted shares of common stock

SIMPLICITY ESPORTS AND GAMING COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED NOVEMBER 30, 2018

	Historical
	Simplicty Esports and Gaming Company	Simplicity Esports, LLC	Pro Forma Adjustments		Pro Forma Combined

Revenue	$—	$15,937	$—		$15,937

Operating expenses:
General and administrative	3,381,602	205,664	—		3,587,266

Total cost and expenses	3,381,602	205,664	—		3,587,266

Other income (expenses):
Interest income	401,418	1,097	—		402,515

Total other income (expenses)	401,418	1,097	—		402,515

Loss before income taxes	(2,980,184)	(188,631)	—		(3,168,815)

Provision for income taxes	—				—

Net loss	$(2,980,184)	$(188,631)	$—		$(3,168,815)

Earnings per common share (basic and diluted)	(1.27)				(0.59)

Weighted average number of shares outstanding
(Basic and Diluted)	2,354,655		3,000,000	(1)	5,354,655

(1) This adjustment reflects the acquisition of Simpicity Esports, LLC, which resulted in the issuance of 3,000,000 resticted shares of common stock